EXHIBIT 99.1

MoSys, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

Announces Amendment to Senior Secured Convertible Notes

SAN JOSE, Calif., Feb. 27, 2018 (GLOBE NEWSWIRE) -- MoSys, Inc. (NASDAQ:MOSY), today reported financial results for the fourth quarter and fiscal year ended December 31, 2017 and an amendment to its senior secured convertible notes.

Fourth Quarter and Full Year 2017 Financial Results
Total net revenue for the fourth quarter of 2017 was $3.8 million, compared with $2.5 million for the third quarter of 2017 and $1.4 million for the fourth quarter of 2016. Total net revenue for the full year 2017 increased approximately 47% to $8.8 million, compared with $6.0 million for the full year 2016.

Product revenue for the fourth quarter was $3.5 million, compared with $2.2 million in the third quarter of 2017 and $1.0 million in the year-ago period. Product revenue for the full year 2017 increased 70% to $7.8 million from $4.6 million in 2016.

GAAP gross margin for the fourth quarter of 2017 was 45%, compared with 49% for the third quarter of 2017 and 57% for the fourth quarter of 2016. Gross margin decreased sequentially and year-over-year primarily due to higher cost of goods sold due to the growth in product shipments, as well as an inventory valuation charge of $0.3 million recorded in the fourth quarter of 2017. Excluding the inventory valuation charge, gross margin would have been greater than 50% for the fourth quarter of 2017.

Total operating expenses on a GAAP basis for the fourth quarter of 2017 were $2.2 million, compared with $2.7 million for the third quarter of 2017 and $15.1 million for the fourth quarter of 2016, which included a $9.9 million goodwill impairment charge. Operating expenses decreased both sequentially and year-over-year due to the benefits of restructuring and cost reduction initiatives implemented during 2017. Total operating expenses for the full year 2017 were $14.2 million, compared with $34.3 million for 2016.

GAAP net loss for the fourth quarter of 2017 was $0.5 million, or ($0.07) per share, compared with a net loss of $1.7 million, or ($0.22) per share, for the previous quarter and a net loss of $14.5 million, or ($2.18) per share, for the fourth quarter of 2016. GAAP net loss for the full year 2017 was $10.7 million, or ($1.45) per share, compared with $32.0 million, or ($4.86) per share, in 2016. Non-GAAP net loss for the fourth quarter of 2017 was $0.1 million, or ($0.01) per share, and the full year 2017 non-GAAP net loss was $8.5 million, or ($1.16) per share. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Management Commentary - Financial Results
“The fourth quarter of 2017 reflected continued progress across our business, resulting in product revenue growing approximately 60% sequentially and 70% over full year 2016,” commented Len Perham, president and CEO of MoSys. “IC revenue growth in the fourth quarter of 2017 was primarily driven by Bandwidth Engine 2 unit shipments, led by our largest customers in the security appliance and networking market segments. In addition, we shipped Bandwidth Engine 3 prototype quantities to initial customers. We expect to release Bandwidth Engine 3 to production in mid-2018, and continue to track multiple potential design wins for this new product, as well as for Bandwidth Engine 2 and the Programmable Search Engine product family.

“During the quarter, our results benefited from the restructuring and cost reduction efforts we implemented throughout 2017, resulting in operating expenses declining approximately 20% sequentially. We also continued to make progress increasing manufacturing and operational efficiencies to improve our gross margins and support our current and prospective customers. We expect gross margins to improve in 2018 and exceed 50%, as we benefit from these efficiencies, improved utilization of our manufacturing capacity, and  contribution from royalties and licensing.”

Mr. Perham concluded, “2017 was a pivotal year that will provide a solid base for continued growth in 2018, with our lead customers continuing to ramp into production. Bandwidth Engine 2 will remain our primary revenue driver, and we expect initial revenue contribution from Bandwidth Engine 3 production late in 2018. Further, we will continue to investigate opportunities to reduce our cost of operations, while closely monitoring cash flow.  Based on our current backlog and improving visibility, we believe we can achieve non-GAAP profitability and grow revenue in excess of 75% in 2018.”

Business Outlook for First Quarter of 2018
The Company expects total net revenue for the first quarter of 2018 to be in the range of $3.8 million to $4.1 million, with non-GAAP operating expenses in the range of $2.2 million to $2.4 million.

Amendment to Convertible Notes
Effective February 18, 2018, the Company reached agreement with the purchasing agent and noteholders to amend the 10% Senior Secured Convertible Notes due August 15, 2018 (the “Notes”). Under the amendment to the Notes, the Company has agreed with the purchasing agent and the noteholders to the following principal changes in terms and conditions:

  the maturity date was extended to August 15, 2019;
  the annual interest rate was reduced to 8% per annum;
  the conversion price was reduced from $8.50 per share to $4.25 per share of common stock issuable upon the holders’ optional conversion of the Notes;
  the restriction on prepayment of all or a portion of the Notes was eliminated; and
  the 20% repayment premium in the event of a fundamental change, such as an acquisition of the Company, was eliminated.

The conversion price per share of common stock is not subject to any further reset, except in the event of a stock split or similar type of transaction. All other terms of the Notes remain the same.

“We are pleased that our noteholders have agreed to the amendment and appreciate their commitment to the Company and belief in its prospects. This amendment will provide the Company with additional time to focus on the further development of its business and strive towards achieving profitability," stated James Sullivan, chief financial officer of MoSys.

In February 2017, the Company effected a 1-for-10 reverse stock split of its common stock. All share and per share amounts in this press release have been adjusted to reflect the reverse stock split for all current and prior periods.

Financial Results Conference Call
The Company will not be hosting a conference call or webcast in conjunction with today’s release of its fourth quarter results.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of non-cash goodwill impairment, restructuring, stock-based compensation and intangible asset amortization charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are provided in tables below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated February 27, 2018 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from its IC products and the Company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  a lack of working capital to aggressively fund product development and growth;
  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.
MoSys, Inc. (NASDAQ:MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the data center, networking, security and communications systems markets to address the continual increase in Internet users, data and services. More information is available at www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2017	2016	2017	2016

Net Revenue
Product		$3,536	$992	$7,833	$4,604
Royalty and other		257	375	1,009	1,420
	Total net revenue	3,793	1,367	8,842	6,024

Cost of Net Revenue		2,104	591	4,694	3,075

Gross Profit		1,689	776	4,148	2,949

Operating Expenses
Research and development		924	4,043	8,158	18,086
Selling, general and administrative		1,043	1,150	4,702	5,693
Restructuring and impairment charges		269	9,858	1,321	10,534
	Total operating expenses	2,236	15,051	14,181	34,313

Loss from operations		(547)	(14,275)	(10,033)	(31,364)

Other income (expense), net		21	(203)	(635)	(684)
Net Loss		$(526)	$(14,478)	$(10,668)	$(32,048)

Net loss per share
Basic and diluted		$(0.07)	$(2.18)	$(1.45)	$(4.86)

Shares used in computing net loss per share
Basic and diluted		8,068	6,630	7,338	6,601

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

		December 31,
		2017	2016

Assets
Current assets:
	Cash, cash equivalents and investments	$3,868	$9,768
	Accounts receivable, net	1,681	559
	Inventories	1,766	1,451
	Prepaid expenses and other	1,347	473
	Total current assets	8,662	12,251

Property and equipment, net		827	1,274
Goodwill		13,276	13,276
Other		374	344
	Total assets	$23,139	$27,145

Liabilities and Stockholders’ Equity
Current liabilities:
	Accounts payable	$170	$561
	Deferred revenue	3,938	271
	Accrued expenses and other	2,507	2,502
	Total current liabilities	6,615	3,334

Convertible notes payable		9,160	8,250
Other long-term liabilities		18	233
	Total liabilities	15,793	11,817

Stockholders' equity		7,346	15,328

	Total liabilities and stockholders’ equity	$23,139	$27,145

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2017	2016	2017	2016

GAAP net loss		$(526)	$(14,478)	$(10,668)	$(32,048)
	Stock-based compensation expense
-	Research and development	90	318	420	1,597
-	Selling, general and administrative	77	42	299	558
	Total stock-based compensation expense	167	360	719	2,155

	Restructuring and impairment charges	269	9,858	1,321	10,534
	Amortization of intangible assets	28	28	112	110

Non-GAAP net loss		$(62)	$(4,232)	$(8,516)	$(19,249)

GAAP net loss per share		$(0.07)	$(2.18)	$(1.45)	$(4.86)
	Reconciling items
-	Stock-based compensation expense	0.02	0.05	0.10	0.32
-	Restructuring and impairment charges	0.04	1.49	0.18	1.60
-	Amortization of intangible assets	-	-	0.01	0.02

Non-GAAP net loss per share: basic and diluted		$(0.01)	$(0.64)	$(1.16)	$(2.92)

Shares used in computing non-GAAP net loss per share
	Basic and diluted	8,068	6,630	7,338	6,601

Contacts:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager
Shelton Group, Investor Relations
+1 (214) 272-0089
btwing@sheltongroup.com